EXHIBIT (a)(13)










FOR IMMEDIATE RELEASE


CONTACTS:
                  Conrail Inc.               Abernathy MacGregor Group
                  Craig MacQueen             Joele Frank/Dan Katcher
                  (215) 209-4594             (212) 371-5999



  CONRAIL REJECTS NORFOLK SOUTHERN'S REVISED HOSTILE OFFER
 ------------------------------------------------------------

     Philadelphia, PA, (December 20, 1996)--Conrail Inc.
[NYSE:CRR] announced today that its board of directors has rejected Norfolk Southern's revised $115 per share unsolicited tender offer.

     David M. LeVan, chairman, president, and chief executive officer of Conrail said, "The Conrail board has again confirmed that a merger of equals with CSX, and not a sale to Norfolk Southern, is in the best interests of Conrail and its constituencies, including its shareholders, employees, suppliers, customers and communities served. The CSX transaction provides extraordinary value to our shareholders which would not have been available without the actions taken by the Conrail board.

     Conrail, with corporate headquarters in Philadelphia, PA, operates an 11,000-mile rail freight network in 12 northeastern and midwestern states, the District of Columbia, and the Province of Quebec. Conrail's home page can be reached at http://www.CONRAIL.com.

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